DREYFUS FOUNDERS GROWTH FUND


                                                                    July 2, 2007

                     YOUR IMMEDIATE ATTENTION IS REQUESTED

Dear Shareholder:

We are writing again to follow-up on proxy materials that were previously mailed to you regarding the Special Meeting of Shareholders of Dreyfus Founders Growth Fund (the "Fund") and to notify you that the Special Meeting has been adjourned to July 17, 2007. Our records indicate that we have not yet received your vote on an important proposal affecting your investment in the Fund. For the reasons set forth in the proxy materials previously delivered to you, THE BOARD OF DIRECTORS OF DREYFUS FOUNDERS FUNDS, INC. RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL AND BELIEVES THE PROPOSAL IS IN THE BEST INTEREST OF THE FUND'S SHAREHOLDERS. As outlined in the proxy materials, the proposed merger should help reduce overall fund expenses for shareholders. As of July 2, 2007, approximately 88% of the Fund's outstanding shares that have been voted were voted in favor of the proposal, yet not enough votes have been cast to meet the necessary requirements.

YOUR VOTE IS IMPORTANT! With the adjournment of the meeting, you still have time to cast your vote. Please take a moment now to vote your shares. For your convenience, we are enclosing another proxy card along with a pre-paid postage envelope.

SPECIAL NOTICE TO SHAREHOLDERS WITH DREYFUS FOUNDERS INDIVIDUAL RETIREMENT ACCOUNTS (IRAs): As provided in the Individual Retirement Custodial Account Agreement governing your IRA, Dreyfus Trust Company (DTC), as the custodian of your IRA, is required to vote the Fund shares held in your account in accordance with your instructions. However, if no voting instructions are received, DTC may vote your Fund shares in the same proportions as the Fund shares for which voting instructions are received from other Dreyfus Founders IRA shareholders. Therefore, if you do not provide voting instructions prior to the Special
Meeting using one of the methods described below, DTC will vote your shares "FOR", "AGAINST" OR "ABSTAIN" in the same proportions as it votes the shares for which properly conveyed instructions are timely received from other Dreyfus Founders IRA shareholders. As of July 2, 2007, the instructions received so far have directed DTC to vote a majority of the shares "FOR" the proposal.

Choose ONE of the following methods to vote your shares:

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TO SPEAK TO A PROXY  VOTING  SPECIALIST:  Dial  toll-free  1-888-684-2437  and a representative from Broadridge will assist you with voting your shares and answer any of your proxy-related questions. Representatives are available Monday
- Friday 9:00 a.m. - 9:00 p.m. (Eastern Time) and Saturday, 10:00 a.m. to 6:00 p.m. (Eastern Time).

VOTE BY TOUCH-TONE TELEPHONE: Dial the toll-free touch-tone voting number listed on your proxy card, enter the CONTROL NUMBER printed on your proxy card and follow the simple instructions. Telephone voting is available 24 hours a day, 7 days a week. THIS CALL IS TOLL-FREE. If you have received more than one proxy card with this reminder, you can vote each card during the call. Each card with a different control number should be voted.

VOTE VIA THE INTERNET: Go to the website listed on your proxy card, enter the CONTROL NUMBER printed on your proxy card and follow the simple instructions. If you have received more than one proxy card with this reminder, you can vote each card on the website. Each card with a different control number should be voted.

VOTE BY MAIL: Sign and date the enclosed proxy card and mail it back using the enclosed pre-paid postage envelope. If you have received more than one proxy card with this reminder, each card should be signed, dated and enclosed.
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YOUR VOTE IS IMPORTANT SO PLEASE VOTE YOUR SHARES TODAY